                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated this 15 day of June, 1999, between Mortgage Investment Corporation ("MIC"), a Virginia corporation and direct wholly-owned subsidiary of Access National Bank, a national banking association ("Access") (collectively with MIC, the "Employer") and Michael Rebibo (the "Executive").

                                   WITNESSETH
    WHEREAS, the Executive has heretofore been employed, and currently is rendering services to MIC, as President;

    WHEREAS, MIC has as of this date become a subsidiary of Access pursuant to the Agreement and Plan of Reorganization, dated as of ________, 1999, which agreement contemplates that, among other things, the Executive will enter into this Employment Agreement as a condition to the closing of the transaction;

    WHEREAS, the Employer considers the continued availability of the Executive's services to be important to the management and conduct of the Employer's business and desires to secure for themselves the continued availability of the Executive's services; and

    WHEREAS, the Executive is willing to make his services available to the Employer and Access on the terms and subject to the conditions set forth herein.

    NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereby agree as follows:

1. EMPLOYMENT. The Executive shall be employed as President of MIC and Senior Vice President of Access. The Executive shall have such duties and responsibilities as are commensurate with such positions and shall also render such other services and duties as may be reasonably assigned to him from time to time by the Employer, consistent with his positions, including but not limited to (A) establishment and implementation of an effective quality control program;
(B) establishment and implementation of an effective bank/mortgage division referral program in concert with the Access Executive Vice President in charge of lending; (C) the Executive launching and maintaining of the Access Mortgage website for soliciting/producing mortgage loans. The Executive hereby accepts and agrees to such employment.

    2. TERM OF EMPLOYMENT. The term of employment shall begin on the effective date of merger (the "Commencement Date") and continue for three years; provided, however, that the term shall be extended automatically for an additional period of two years at the end of the initial three years and all subsequent two-year terms, unless either the Executive or the Employer gives written notice to the other at lest 120 days prior to the end of any such term of such party's election not to extend the term of this Agreement. The last day of the last term or extended the term of this Agreement is referred to herein as the "Expiration Date."

    3.  COMPENSATION AND BENEFITS.

    (a) Base Salary. For all services rendered by the Executive under this Agreement, the Employer shall pay the Executive an annual base salary of $90,000 (the "Base Salary"), which shall be increased by seven percent (7%) each year if annual performance goals are reached. The Executive's salary shall be payable in accordance with payroll practices of Employer applicable to officers of the company and will be payable at an annual rate of $150,000 with $60,000 treated as an advance against commissions.

    (b) Commissions. Employer shall pay commissions to Executive in the amount equal to fifty percent (50%) of gross commissions as defined by company policy, on loans originated by Executive. The commissions shall be paid monthly as described in (a) above, up to a total of $60,000 per year, with any paid but unearned bonus netted against the cash bonus described in (c) below annually beginning with one year after the commence date.

    (c) Annual Cash Bonus. As additional compensation, the Employer shall pay to the Executive an annual cash bonus equal to 20% of the pretax, prebonus, precommission net income of MIC which exceeds $445,000 but is less than $1,000,000, plus 25% of the amount by which the pretax, prebonus net income of MIC exceeds $1,000,000. The bonus shall be paid annually beginning one year after the commencement date. The bonus payment requires a minimum personal production by Executive equal to the lower of $1,000,000 in loan originations or $10,000 in average loan origination fees per month (determined at the end of each annual term).

    (d) Benefits and Vacation. During the term of the Agreement, Executive shall be entitled to participate in and receive the benefits of certain pension or other retirement benefit plan, profit sharing, stock option, or other plans, benefits, sick leave, and privileges given to executives of Employer or Access, to the extent commensurate with his then duties and responsibilities as fixed by the Board of Directors of MIC or Access CEO including, but not limited to, family paid health insurance (including dental), existing disability, and $1 million term life. The Employer agrees to give effect to years of service with MIC for purposes of eligibility to participate, eligibility for benefits, and vesting in the Access pension, health and welfare benefit and similar plans. The Executive shall also be entitled to four (4) weeks of vacation per year.

    (e) Business Expenses. The Employer shall reimburse Executive or otherwise provide for or pay for all reasonable expenses incurred by Executive in furtherance of, or in connection with the business of the Employer, including, but not by way of limitation, travel expenses, car allowance of $600 per month, and memberships in professional organizations, subject to such reasonable documentation and other limitations as may be established by the Board of Directors of the Employer.

    4.  TERMINATION AND TERMINATION BENEFITS.

    (a) Termination for Cause. The Executive's employment may be terminated for Cause at any time without further liability on the part of the Employer. Only the following shall constitute "Cause" for such termination:

        (i) gross incompentence, gross negligence, willful misconduct in office or breach of material fiduciary duty owed to the Employer;

        (ii) conviction of a felony, a crime of moral turpitude or commission of an act of embezzlement or fraud against the Employer or any subsidiary or affiliate thereof;

        (iii) failure to cure a material breach by the Executive of a material term of this Agreement after sixty (60) days written notice of the breach; or

        (iv) deliberate dishonesty of the Executive with respect to the Employer or any subsidiary or affiliate thereof.

    (b) Termination as a Consequence of Death or Disability. If the Executive dies or becomes disabled while employed by Employer, Executive and/or his estate shall be entitled to the following:

        (i) Employer shall pay Executive or his estate commission and bonus payments accrued by Executive prior to his death or disability, regardless of their closing date, together with information indicating the manner and basis upon which such commissions and bonuses were calculated; and

        (ii) Employer shall pay Executive or his estate any bonuses that would have been paid to Executive for a period of six (6) months following his death or disability, together with information indicating the manner and basis upon which such bonuses were calculated

For purposes of this Section 4, Executive is "disabled" if he is unable to perform substantially all of his duties and responsibilities hereunder, which disability lasts for an uninterrupted period of at least 180 days or a total of at least 240 days in any calendar year (as determined by the opinion of an independent physician mutually agreed upon by the employee and Board of Directors of Access).

    (c) Termination by the Executive. The Executive may terminate his employment hereunder with or without Good Reason (as defined below) by written notice to the Board of Directors of the Employer effective thirty (30) days after receipt of such notice by the Board of Directors. In the event the Executive terminates his employment hereunder for Good Reason, the Executive shall be entitled to the benefits specified in Section 4(d) and the Executive shall not be required to render any further services to the Employer. Upon termination of employment by the

Executive without Good Reason, the Executive shall be entitled to no further compensation or benefits under this Agreement. "Good Reason" includes:

        (i) the failure by the Employer to comply with the provisions of Section 3 or material breach by the Employer of any other provision of this Agreement, which failure or breach shall continue for more than sixty (60) days after the date on which the Board of Directors of the Employer receives a written notice;

        (ii) the assignment of the Executive without his consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his position, responsibilities, or duties at the Commencement Date;

        (iii) the requirement by the Employer that the Executive be based at any office location that is greater than thirty (15) miles from Executive's current office location;

        (iv) actions on the part of the Employer that are designed to or have the effect of making it impossible for Executive to materially impair Executive's ability to perform his duties and responsibilities hereunder;

        (v) any transaction or series of related transactions in which the MIC ceases to be a direct or indirect wholly-owned subsidiary of Access; or

        (vi) any Change of Control (as defined in Section 14) of Access.

A transaction described in clause (v) or (vi) above shall only be deemed to be "Good Reason" if the Executive terminates his employment by written notice to the Board of Directors of the Employer within 180 days after the occurrence thereof.

    (d) Certain Termination Benefits. In the event of termination by the Employer without Cause, or by the Executive with Good Reason, the Executive shall be entitled to the following benefits:

        (i) For the period subsequent to the date of termination until the Expiration Date, Employer shall continue to pay the Executive his Base Salary in effect on the date of termination, such payments to be made on the same periodic dates as salary payments would have been made to the Executive had this employment not been terminated, unless the Employer elects to make a lump sum severance payment in an equivalent amount within thirty (30) days of the date of termination; provided, however, that the Employer shall be required to make a lump sum severance payment in an equivalent amount within thirty (30) days of the date of termination in the event the Executive terminates his employment for Good Reason as a result of a Change of Control.

        (ii) To the extent the Executive is eligible for commissions, Employer shall pay Executive commissions for any loans originated by Executive prior to the date of termination, regardless of their closing date, together with information indicating the manner and basis upon which such commissions were calculated.

        (iii) For the period subsequent to the date of termination until the Expiration Date, Employer shall pay Executive any bonuses that would have been paid to Executive from the date of termination to the Expiration Date, together with information indicating the manner and basis upon which such bonuses were calculated.

        (iv) For the period subsequent to the date of termination until the Expiration Date, the Executive shall continue to receive medical, life and liability insurance benefits pursuant to plans made available by the Employer to its employees at the expense of the Employer to substantially the same extent the Executive received such benefits on the date of termination (it being acknowledged that the post-termination plans may be different from the plans in effect on the date of termination). For purposes of application of such benefits, the Executive shall be treated as if he had remained in the employ of the Employer, with an annual Base Salary plus commission and bonus at the rate in effect on the date of termination.

        (v) The Employer's obligation to provide the Executive with medical and other insurance benefits pursuant to Section 4(d)(iv) hereof shall terminate with respect to each particular type of insurance in the event the Executive becomes employed and has made available to him in connection with such employment that particular type of insurance, so long as such insurance is substantially similar to the insurance provided by the Employer.

    5. POST-TERMINATION AUDIT RIGHTS. Following receipt of any payment to the Executive or his estate or the related information delivered under Section 4(b)(i), 4(b)(ii), 4(d)(ii) or 4(d)(iii) hereof (each a "Post-Termination Payment"), the Employer shall provide one or more representatives of the Executive or his estate (as the case may be, the "Executive Representative") with an opportunity to audit and review the employer's books and records. The Executive or his estate (as the case may be) shall then have sixty (60) days to give notice to the Employer that, based on the review of the Executive Representative, the Executive or his estate has a disagreement ("Disagreement Notice") with Employer regarding the amount of any such Post-Termination Payment and/or the mariner or basis upon which any such Post-Termination Payment was calculated. The Executive or his estate and the Employer will use reasonable efforts to resolve between themselves any items of disagreement contained in the Disagreement Notice. If the Employer and the Executive or his estate do not finally resolve any of the objections within fifteen (15) days after the Employer has received the Disagreement Notice, however, the Employer and the Executive shall use arbitration as described in Section 15 hereof as the method for resolving the objections. Promptly following the delivery of any such determination of the Arbitrator, in the event that the Arbitrator determines that any amount owing to the Executive or his estate under Section 4(b)(i), 4(b)(ii), 4(d)(ii) or 4(d)(iii) hereof exceeds the amount of any Post-Termination Payment paid to the Executive or his estate, the Employer shall promptly pay to the Executive or his estate (as the case may be) the amount of any such difference.

    6.  NONCOMPETITION AND CONFIDENTIAL INFORMATION.

    (a) Noncompetition. During the initial term and any successive term of this Agreement and for two years following the termination or cessation of his employment for any reason other than a termination by Employer without Cause or a termination by Executive for Good Reason (other than a termination by the Executive pursuant to Sections 4(c)(v) and (vi) in which case this Section 6(a) will apply) (the "Restricted Period"), Executive will not, directly or indirectly, whether as owner, partner, shareholder (except as a passive investor owning less than 5% of any class of voting securities of any entity), consultant, agency, executive, co-venturer or otherwise, or through any Person compete with Employer's business (as defined below) in any location within a twenty-five (25) mile radius of an office in which the Employer is conducting business at the time of the termination or cessation. In addition, during the Restricted Period, Executive will not (i) hire or attempt to hire any officer or employee of Employer or encourage any such officer or employee to terminate his or her relationship with Employer, (ii) solicit or encourage any customer of Employer to terminate its relationship with Employer, omit (iii), (iv) organize a business that will engage in any business activity of the employer's business. For purposes of this Employment Agreement, the Employer's business shall be defined to include retail mortgage originations or the management of a retail mortgage origination operation. OMIT END OF SENTENCE.

    (b) Confidential Information. Executive acknowledges and agrees that all Confidential Information (as defined below) and all physical manifestations thereof, are confidential to and shall be and remain the sole and exclusive property of Employer. Upon request by Employer, and in any event upon termination of Executive's employment with Employer for any reason, Executive shall promptly deliver to Employer all property belonging to Employer including, without limitation, all Confidential Information (and all manifestations thereof then in his custody, control or possession). Executive agrees that during the term of this contract with Employer and for a period of two years following the termination of such employment, Executive shall not disclose or make available, directly or indirectly, any Confidential Information to any Person, except in the proper performance of his duties and responsibilities hereunder, with the prior written consent of the Board of Directors of Employer, or as required by law.

    (c) Definition of Confidential Information.  For purposes of this
Agreement, "Confidential Information" shall mean any and all data and information relating to the business of Employer and its affiliated companies, which (i) is disclosed to Executive during the course of his employment with Employer, and (ii) has value to Employer and is not generally known by its competitors. Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the public by Employer or has become generally known to the public (except where such public disclosure has been made by or through Executive or by a third person or entity with the knowledge of Executive in violation of this Agreement), (ii) has been independently developed and disclosed by parties other than Executive or Employer to Executive or the public generally without breach of any obligation of confidentiality by any such person running directly or indirectly to Employer, or (iii) otherwise enters the public domain through lawful means. Confidential information may include, but is not limited to information relating to the financial affairs, customers, products, processes, services, executives, Executive compensation, and marketing of Employer and its affiliated companies, or public information that has been assembled and analyzed by Employer or its affiliated companies so as to make its use unique and beneficial to Employer or its affiliated companies and not available to the public in the manner, format or methods developed by Employer or its affiliated companies.

    (d) Specific Performance. The Executive recognizes and agrees that the violation of Section 6(a) or Section 6(b) (collectively, the "Restrictive Covenants") may not be reasonably or adequately compensated in damages and that, the employer may be entitled to additional remedies as provided for under applicable law.

    (e) Definition of "Person". For all purposes of this Section 6, the term "Person" shall mean an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization.

    7. WITHHOLDING. All payments required to be made by the Employer hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employer may reasonably determine should be withheld pursuant to any applicable law or regulation.

    8. CERTAIN DAMAGES. If Executive terminates his employment under this Agreement without Good Reason (as defined in Section 4(c)) or if the Employer terminates such employment with Cause (as defined in Section 4(a)), then notwithstanding anything to the contrary in this or any other agreement between the parties; (i) Executive shall forfeit all rights to any benefits under this Agreement except as required by law to be granted to such a former employee;
(ii) Executive shall continue to abide by the provisions of Section 6; and (iii) Executive shall pay within fifteen (15) days of such termination the Damage Amount. For purposes of this Agreement, the parties agree Executive's continued employment under the terms of this Agreement is essential to the Employer, and the damages from his termination as described in this Section 8 would be difficult to quantify. The parties agree, therefore, that the Damage Amount shall equal $500,000 during the first year, $420,000 during the second year, and $330,000 during the third year. No Damage Amount will be payable after the third anniversary date of this Employment Agreement. Either party may elect to pay the Damage Amount through offset, in the case of the Employer, or through cancellation, in the case of Executive, of any note payable to the Executive from the Employer. If such note does not bear interest, the present value of such effect or cancellation shall be determined using a 5.00% discount factor. The parties agree that this amount to be paid will be the entire damage for such termination, although it will not affect the Employer's other rights against the Executive for, among other things, breaches of Section G. The parties agree that the provisions of this Section 8 are not a penalty but are a good faith attempt to ascertain the amount of damage here described.

    9. ASSIGNABILITY. Subject to Section 4(c) hereof, the Employer may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, company or other entity with or into which the Employer may hereafter merge or consolidate or to which the employer may transfer all or substantially all of its assets, if in any such case said corporation, company or other entity shall by operation of law or expressly in writing assume all obligations of the Employer hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or their rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

    10. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when sent via regular mail or certified mail, facsimile, or overnight delivery addressed to the respective addresses set forth below:

        To the Employer:

        Michael W. Clarke, Spokesperson
        Access National Bank
        Post Office Box 785
        Vienna, Virginia 22183-0785

        Copy to:

        Jacob A. Lutz, III, Esquire
        Mays & Valentine, L.L.P.
        Post Office Box 1122
        Richmond, Virginia 23208-1122

        To the Executive:

        Michael Rebibo
        Mortgage Investment Corporation
        8401 Old Courthouse Road, Suite 320
        Vienna, Virginia 22182

    11. AMENDMENTS; WAIVER. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Employer to sign on their behalf. No waiver by any party hereto at any time of any breach by any party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

    12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

    13. NATURE OF OBLIGATIONS. Nothing contained herein shall create or require the Employer to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employer hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employer.

    14. CHANGE IN CONTROL. For all purposes of this Agreement, a "Change of Control" shall mean:

    (a) The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the then outstanding shares of common stock of Access (the "Outstanding Access Common Stock"); provided, however, that the following acquisitions shall not constitute a Change of Control; (i) any acquisition directly from Access (excluding an acquisition by virtue of the exercise of a conversion privilege), (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Access, or (iii) any acquisition by any corporation pursuant to a transaction described in subsection (c) of this Section 14 if, upon consummation of the transaction, all of the conditions described in subsection
(c) are satisfied;

    (b) Individuals who, as of the date hereof, constitute the Board of (the "Incumbent Board") cease for any reason to constitute a majority of such Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Access's shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

    (c) Approval by the shareholders of Access of either (1) a reorganization, merger, share exchange or consolidation of Access by, with or into any other corporation or (2) the sale or disposition of all or substantially all of the assets of Access (any of the foregoing transactions, a "Reorganization"); provided, however, that approval by the shareholders of a Reorganization shall not constitute a Change in Control if, upon consummation of the Reorganization, each of the following conditions is satisfied:

        (i) more than 60% of the then outstanding shares of common stock of the corporation resulting from the Reorganization (including the transferee in the case of a sale or disposition of assets) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were beneficial owners of the Outstanding Access Common Stock immediately prior to the Reorganization in substantially the same proportions as their ownership, immediately prior to such transaction, of the Access Company Common Stock;

        (ii) no Person (excluding any employee benefit plan (or related trust) of Access) beneficially owns, directly or indirectly, 20% or more of either
    (1) the then
    outstanding shares of common stock of the corporation resulting from the Reorganization (including the transferee in the case of a sale or disposition of assets), or (2) the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; and

        (iii) at least a majority of the members of the board of directors of the corporation resulting from the Reorganization (including the transferee in the case of a sale or disposition of assets) were members of the Incumbent Board at the time of the execution of the initial agreement providing for the Reorganization.

    15. ARBITRATION. If any dispute between Employer and Executive shall arise under this agreement, the Executive or his estate will select, within 5 days, a nationally or regionally recognized independent accounting firm mutually acceptable to each party (the agreement to the selection of which shall not be unreasonably withheld) to resolve any such differences (the "Arbitrator"). The Arbitrator shall settle any remaining disputed items by selecting the position of the party that the Arbitrator determines, in its sole discretion, to be the most correct, and the fees and expenses of such Arbitrator shall be borne by the party whose position was not selected by the Arbitrator. The determination of the Arbitrator shall be set forth in writing, delivered to each of the Employer and the Executive or his estate and shall be final and binding on the parties hereto.

    16. NO MITIGATION. The Executive shall not be required to mitigate the amount of any benefits hereunder by seeing other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise.

    17. HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    18. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

    19. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

    IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.


                                        MORTGAGE INVESTMENT CORPORATION, INC.

                                        By: /s/ Michael J. Rebibo
                                        --------------------------
                                        Michael J. Rebibo



                                        ACCESS NATIONAL BANK

                                        By: /s/ Michael W. Clarke
                                        --------------------------
                                        Michael W. Clarke



                                        EXECUTIVE

                                        By: /s/ Michael Rebibo
                                        --------------------------
                                        Michael Rebibo



622536v4


Agreed by:              Compensation Summary - Michael J. Rebibo

                        Current                 Proposed
Positions               President             (b) MIC - President
                        CEO                       ANB - SVP

Base Rate                  $150,000           (c)  $90,000
Draw Rate                  $150,000               $150,000 - recoverable draw

Warrant                 n/a                 Open  $20,163    Yr3        $23,525
 Values                                     Yr 1  $20,163    Yr4        $10,082
                                            Yr 2  $23,525    Yr5         $6,721
                                            Future option pool participation as
                                            may be estab.

Contract
 Term                      n/a                      3 yrs

Commission                 $31,229          50% up to recoverable draw

Annual                     $98,688          20% of pre-tax, pre-bonus/commission        Note (a)
 Cash                                       Net Income over $445M to $1,000M
 Bonus                                      25% of pre-tax, pre-bonus/commission
                                            Net Income over $1,000M

Health Insurance        Family Paid               Family Paid
Disability Coverage     Yes                       Same
Life Insurance          $2MM funds          1 Million Term Life
                        buy/sell
Transportation          Co vehicle                $600/mo allowance

Vacation                no firm plan                 4 weeks
(a)  Bonus payment requires minimum personal production equal to lower of $1MM/month or $10M fees.
(b)  Responsibilities specifically to include:
     1)  Establish and implement an effective quality contract program with review and support of ANB CEC
     2)  Establish & maintain an effective bank/mortgage referral program(s) w/EVP - Lending
     3)  Launch & maintain the Access NB Web Site for solictations processing of mortgages
(c)  Minimum salary increase of 7% if goals are reached as established.